February 24, 2017

Kraton Corporation
15710 JKF Blvd., Suite 300
Houston, Texas 77032

Re:	Kraton Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Assistant Secretary and Senior Counsel of Kraton Corporation, a Delaware corporation (the “Company”), and I have represented the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 2,708,057 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Company’s 2016 Equity and Cash Incentive Plan (the “Plan”).

In connection with this letter I, or outside attorneys working under my direction, have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s By-Laws, as amended, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Company and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement without admitting or stating that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ Jennie Howard

Jennie Howard
Senior Counsel and Assistant Secretary
Kraton Corporation

Kraton Corporation 15710 John F. Kennedy Blvd, Suite 300 Houston, Texas 77032 Phone: 281.504.4700 Fax: 281.504.4953 www.kraton.com